Designated Filer:  THC Holdings, Inc.
Issuer & Ticker Symbol:   Somera Communications, Inc. (SMRA)
Date of Event Requiring Statement:  June 24, 2006
                                                                    Exhibit 99.1

                            Explanation of Responses:


(1) This Form 3 is filed on behalf of THC Holdings, Inc., a Delaware corporation ("THCH"), Telmar Holdings I, Inc., a Delaware corporation ("THI"), Telmar Holding Corp., a Delaware corporation ("THC"), Telmar Network Technology, Inc., a Delaware corporation ("TNT") and Telmar Acquisition Corp., a Delaware corporation ("TAC") (collectively, the "Reporting Persons"). THI is wholly owned by THCH. THC is wholly owned by THI. TNT is wholly owned by THC. TAC is wholly owned by TNT. By reason of the provisions of Rule 16a-1 of the Exchange Act, THCH, THI, THC, TNT and TAC may be deemed to be the beneficial owners of any securities that may be deemed to be beneficially owned by THCH.

(2) The reporting persons do not have a pecuniary interest in these shares of common stock of the Issuer. However, the reporting persons are deemed to be beneficial owners of over 10% of the Issuer's common stock by virtue of TNT and TAC having entered into stockholder voting agreements (the "Voting Agreements") as of June 24, 2006 with Summit Ventures V L.P., Summit V Advisors (QP) Fund, L.P., Summit V Advisors Fund, L.P. and Summit Investors III, L.P. (collectively, the "Summit Funds") and David Peters and S. Kent Coker (Mr. Peters and Mr. Coker, together with the Summit Funds, the "Stockholders"). Pursuant to the Voting Agreements, the Stockholders agreed to vote their shares in favor of a proposed merger of TAC with and into the Issuer.